Exhibit 10.13

Versant Corporation

June 26, 2000	6539 Dumbarton Circle

Fremont, CA 94555

Mr. Lee McGrath	(510)789-1500 main
370 Pismo Terrace
Suhnyvale, CA 94086	(510) 789-1515 fax

Dear Lee:

We are pleased to offer you the full-time position with Versant Corporation as Vice President, Finance & Administration and Chief Financial Officer, reporting to Nick Ordon, President & Chief Executive Officer.  Your initial base salary will be $13,333.33 per month (annualized at $160,000.00), which will be paid semi-monthly.  You will also be eligible for a $32,000.00 bonus, based on performance objectives, which will be established with you within 30 days after your start date, and the bonus will be earned during the last half of calendar year 2000 and paid in January 2001.

The Company offers medical, dental, long term disability, life, flex, vision, ESPP and 401(k) benefits.  If you have any questions about these benefits, please contact or email Robin Steckhahn at robin@versant.com.  You will also accrue vacation time at 3 weeks per year commencing your first year of employment.

You will be granted an option to purchase 70,000 shares of Versant Corporation common stock under the current stock option program subject to Board of Director’s approval.

I hope that you will be able to make a commitment as soon as possible and begin your employment with Versant Corporation on or before August 1, 2000.  This offer will remain valid until July 7, 2000.  On your first day of employment, please be prepared to show proof of eligibility to work in the United States.  Acceptable documentation includes: valid US passport, valid certificate of citizenship, valid certificate of naturalization, un-expired INS work permit, un-expired foreign passport bearing an appropriate, un-expired endorsement of the US Attorney General authorizing an individual’s employment in the United States.  Resident Alien card, Form I-94, or social security card with valid driver’s license.

By accepting this offer you agree that your employment is “at will” and that you may be terminated at the sole discretion of management.  You may also resign at any time for any reason whatsoever.

This letter sets forth the entire understanding between yourself and Versant Corporation as to the duration of your employment.  The terms of this offer may only be modified in writing by an officer of Versant.  The terms of this offer letter are confidential and Versant reserves the right to cancel this offer without notice if these terms become public knowledge.

To confirm your acceptance of this offer, please sign and return a copy of this letter.  If you have any questions, please do not hesitate to call.  We are all looking forward to having you on the Versant team and believe that you will find working at Versant a rewarding career.

Sincerely,	Accepted by:

Sincerely,	Accepted by:	/s/ Lee McGrath	6/30/00
		Lee McGrath	Date
/s/ Nick Ordon
Nick Ordon
President and CEO

Enclosures